As filed with the Securities and Exchange Commission on August 12, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Retractable Technologies, Inc.

(Exact Name of registrant as specified in its charter)

Texas	75-2599762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

511 Lobo Lane
Little Elm, Texas	75068-5295
(Address of Principal Executive Offices)	(Zip Code)

Retractable Technologies, Inc. First Amended 2008 Stock Option Plan

(Full title of the plan)

Douglas W. Cowan

Vice President and Chief Financial Officer

511 Lobo Lane

Little Elm, Texas 75068-5295

(Name and address of agent for service)

(972) 294-1010

(Telephone number, including area code, of agent for service)

Copies to:

Ralph S. Janvey, Esq.

Krage & Janvey, L.L.P.

2100 Ross Avenue

Suite 2600

Dallas, Texas 75201

(214) 397-1912

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	3,000,000	$4.04	$12,120,000	$1,408.34

(1)         In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.  The price per share and aggregate offering price are calculated based on the average of the high and low sale prices per share of Retractable Technologies, Inc.’s Common Stock as reported on the NYSE MKT on August 5, 2015.

EXPLANATORY STATEMENT

The shareholders of Retractable Technologies, Inc., a Texas corporation (the “Company”), approved an amendment and restatement of the Company’s 2008 Stock Option Plan on September 5, 2014 to increase the maximum number of shares of Common Stock, no par value (the “Common Stock”) available under the 2008 Stock Option Plan by 3,000,000 shares from a total of 3,000,000 to a total of 6,000,000 shares.  Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed to register the additional 3,000,000 shares of Common Stock of the Company, which are reserved for issuance as a result of the amendments made to the Company’s 2008 Stock Option Plan as set forth in the Company’s First Amended 2008 Stock Option Plan.

The Registration Statement on Form S-8 filed by the Company with the U.S. Securities and Exchange Commission on December 2, 2008 (File No. 333-155875), registering 3,000,000 shares of the Company’s Common Stock issuable under the Company’s 2008 Stock Option Plan, is currently effective and the contents thereof are incorporated herein by reference, except for the Exhibits set forth in Item 8.

PART II

INFORMATION REQUIRED IN THE REGISTATION STATEMENT

Item 8.  Exhibits

5.1                               Opinion of Krage & Janvey, L.L.P.

23.1                        Consent of CF & Co., L.L.P.

23.2                        Consent of Counsel (included in Exhibit 5.1)

99.1                        First Amended 2008 Stock Option Plan*

*                                         Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-Q filed on November 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Elm, State of Texas, on August 11, 2015.

RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

BY:	/s/ Thomas J. Shaw
Thomas J. Shaw
Chairman, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Douglas W. Cowan
Douglas W. Cowan
Vice President, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director

August 11, 2015

/s/ Marco Laterza
Marco Laterza
Director

August 7, 2015

/s/ Amy Mack
Amy Mack
Director

August 11, 2015

/s/ Walter O. Bigby, Jr.
Walter O. Bigby, Jr.
Director

August 11, 2015